Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation
Jernigan Capital Operating Company, LLC	Delaware
Jernigan Capital OP, LLC	Delaware
JCAP FI Holdings, LLC	Delaware